Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

IMAC HOLDINGS, INC.

IMAC MERGER SUB, INC.

and

THERALINK TECHNOLOGIES, INC.

Dated as of May 23, 2023

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of May 23, 2023 by and among Theralink Technologies, Inc., a Nevada corporation (the “Company”), IMAC Holdings, Inc., a Delaware corporation (“Parent”), and IMAC Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) and the Company Preferred Stock, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (defined below); and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective boards of directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent and Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) approve the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

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ARTICLE I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Nevada Revised Statutes (the “NRS”), at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the laws of the State of Nevada as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 am, New York City time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of K&L Gates LLP, 200 S. Biscayne Blvd., Suite 3900, Miami, FL 33131, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause certificates of merger (collectively, the “Certificates of Merger”) to be executed, acknowledged, and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of Nevada. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and NRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Articles of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

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Section 1.06 Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. In addition, immediately after the Effective Time, the Chairman of the Parent will be Jeffrey Busch, the other directors of the Company will be appointed directors of the Parent and the Chief Executive Officer of the Parent will be Mick Ruxin, M.D., each until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. All existing members of the board of directors of the Parent, other than Cary Sucoff, shall resign immediately after the Effective Time.

ARTICLE II
Effect of the Merger on Capital Stock; Exchange of certificates

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) a portion of a share of Parent Common Stock such that the total number of shares of Parent Common Stock issued to the holders of Company Common Stock, when combined with the Series A Merger Consideration and Series C-1 Merger Consideration, shall equal 85% of the total outstanding shares of Parent Common Stock outstanding on the Effective Date (the “Common Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

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(c) Conversion of Company Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) an amount of Parent Common Stock equal to the amount issuable to a holder of 333,500 shares of Company Common Stock (the “Series A Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Series A Preferred Stock in accordance with Section 2.02(g). Each share of Company Series C-1 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) an amount of Parent Common Stock equal to the amount of issuable to a holder of the number of shares of Company Common Stock such Company C-1 Convertible Preferred Stock would be convertible into on the Effective Date (the “Series C-1 Merger Consideration”, and together with the Common Merger Consideration and the Series A Preferred Merger Consideration, the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Series C-1 Convertible Preferred Stock in accordance with Section 2.02(g).

(d) Cancellation of Shares. At the Effective Time, all Company Shares will no longer be outstanding and all Company Shares will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any Company Shares (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented Company Shares (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(f), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Company Shares in accordance with Section 2.02(g).

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Shares pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

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Section 2.02 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration in exchange for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(f). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Shares may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Shares in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time, whose Company Shares were converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form, including without limitation, each holder’s release of its claims against the Company for the period on or before the Effective Date and a waiver of such holder’s appraisal or dissenters’ rights under applicable Law, and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.01(b) and (c) in respect of the Company Shares represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(f), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

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(c) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be placed in an interest bearing account or invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any interest or income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. To the extent permitted by applicable Law, any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

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(g) Distributions with Respect to Unsurrendered Company Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Shares until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.05) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Shares in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares or the Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. In addition, the Exchange Ratio shall be adjusted to reflect any liabilities of the Parent as of the Effective Time in an amount up to an additional 5% of outstanding Parent Common Stock as of the Effective Time.

Section 2.04 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

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Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.06. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.06.

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(c) Parent Actions. At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Equity Awards as a result of the actions contemplated by this Section 2.06. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Equity Awards, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Parent Equity Awards.

Section 2.07 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.08 Dissenters’ Rights. Dissenting shareholders of Company shall have the dissenters rights accorded to them under the NRS. All amounts that are finally determined to be due to holders of issued and outstanding Company Shares pursuant to statutory dissenters’ rights effectively exercised by them shall be paid by the Surviving Corporation. The holders of Company Shares shall be advised of their statutory dissenters’ rights and provided a copy of the statutes setting forth their dissenters rights as set forth in the NRS. Any Company Shares held by a holder that did not vote or consent in writing to the Merger and who properly demands payment for their Company Shares in accordance with the NRS (each a “Dissenting Shareholder”) shall not be converted as set forth in Section 2.1 above, but instead shall be converted into the right to receive consideration to be due to a Dissenting Shareholder pursuant to the NRS, unless such holder fails to protect or withdraws or otherwise loses his dissenters’ rights. In the event that any dissenters’ rights are not exercised by a holder of the Company Shares, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Company Shares shall no longer be deemed to a Dissenting Shareholder and such holder’s Company Shares shall be deemed to have been converted at the Effective Time as set forth in Section 2.1 above.

ARTICLE III
Representations and Warranties of the Company

Except: (a) as disclosed in the Company SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

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Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The copies of the articles of incorporation and by-laws of the Company as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. The Company does not have any Subsidiaries.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000,000 shares of Company Common Stock; and (ii) 26,667 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement: (A) 6,151,499,919 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); and (B) 667 shares of the Company’s Series A Preferred Stock and 141.5033 shares of the Company’s Series C-1 Convertible Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b) Stock Awards.

(i) As of the date of this Agreement, 0 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the date of this Agreement, 1,913,827,031 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

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(ii) Other than the Company Equity Awards and as set forth on Section 3.02(b)(ii) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (A) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company to repurchase, redeem, or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities.

(c) Voting Debt. Except as set forth on Section 3.02(c) of the Company Disclosure Letter, no bonds, debentures, notes, or other indebtedness issued by the Company: (i) having the right to vote on any matters on which stockholders or equityholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company, are issued or outstanding (collectively, “Voting Debt”).

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Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Nevada Secretary pursuant to the NRS; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Joint Proxy/Information Statement in definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Form S-4, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) the filing of such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the NRS (collectively, the “Company Board Recommendation”).

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Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since June 5, 2020 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. The Company has heretofore furnished to the Parent, true and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents, and other instruments that previously had been filed by the Company with the SEC and are currently in effect. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. The Company is not required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

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(c) Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of March 31, 2023 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Off-Balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. Except as set forth on Section 3.06(a) of the Company Disclosure Letter, the Company has filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company through the date of such financial statements. The Company has not incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

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(b) Withholding. The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(d) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company.

(e) Tax Rulings. The Company has not requested, nor is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(f) Consolidated Groups, Transferee Liability, and Tax Agreements. The Company: (i) has not been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has not had any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is not a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(g) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

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(h) Post-Closing Tax Items. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(i) Ownership Changes. Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(j) Section 355. The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) Reportable Transactions. The Company has not been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) Intended Tax Treatment. The Company has not taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company is the sole and exclusive beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c) Validity and Enforceability. The Company’s rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Privacy and Data Security. The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three years, the Company has not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.08 Compliance; Permits.

(a) Compliance. The Company is and, since June 5, 2020, has been in material compliance with all Laws or Orders applicable to the Company or by which the Company or its respective businesses or properties are bound. Since June 5, 2020, no Governmental Entity has issued, or, to the Company’s knowledge, threatened to have any notice or notification stating that the Company is not in compliance with any Law in any material respect.

(b) Permits. The Company holds, to the extent necessary to operate its business as such business is being operated as of the date hereof, all material permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be ate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened , except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.. The Company is and, since June 5, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company or any officer or director of the Company in their capacities as such other than any such Legal Action that: does not involve an amount in controversy in excess of $500,000. None of the Company or any of its respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would be, individually or in the aggregate, material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any malfeasance by any officer or director of the Company.

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Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Joseph Gunnar & Co. (the “Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. There have been, no Contracts, transactions, arrangements, or understandings between the Company, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members).

Section 3.12 Employee Benefit Issues.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant, or director of the Company (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

Section 3.13 Real Property.

(a) Owned Real Estate. The Company does not own, and has not since June 5, 2020, owned any Real Estate.

(b) Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as would not reasonably be expected to be material to the Company or as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) the Company does not, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. The Company has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company subleased, licensed, or otherwise granted any Person a right to use or occupy such Leased Real Estate or any portion thereof.

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(c) Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. The Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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(e) No Assumption of Environmental Law Liabilities. The Company has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $200,000;

(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole;

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(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after March 31, 2023 of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(viii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of the Parent Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $200,000, other than accounts receivables and payables;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company;

(xiii) any other Contract under which the Company is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.

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(c) No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) the Company has not, nor to the Knowledge of the Company, has any third party violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) the Company has not, nor to the Knowledge of the Company, has any third party in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, the Company has not received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches or defaults that have not, individually or in the aggregate, had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the information statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement and the proxy statement to the Parent’s stockholders in connection with the Parent Stock Issuance (including any amendments or supplements thereto, the “Joint Proxy/Information Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy/Information Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

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Section 3.18 Anti-Corruption Matters. Since June 5, 2020, neither the Company nor any director, officer or, to the Knowledge of the Company, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since June 5, 2020, the Company has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Sanctions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, none of the Company, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws. For purposes hereof, the term “Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom; and the term “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

Section 3.20 FDA Compliance. No officer, employee or agent of the Company has been, or has been threatened to be: (i) debarred under U.S. Food and Drug Administration (“FDA”) proceedings under 21 U.S.C. § 335a; (ii) disqualified under FDA investigator disqualification proceedings; (iii) subject to FDA’s Application Integrity Policy; or (iv) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

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ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except: (a) as disclosed in the Parent SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.

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(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) 60,000,000 shares of Parent Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of Parent (the “Parent Preferred Stock”). As of the date of this Agreement: (A) 33,064,633 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury); (B) 709 shares of Parent Common Stock were issued and held by Parent in its treasury; and (C) no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 383,450 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans. As of the date of this Agreement, 131,050 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and 511,000 shares of Parent Restricted Shares were issued and outstanding. Except as provided in this Agreement, since January 1, 2023 and through the date hereof, no Parent Equity Awards have been granted and no additional shares of Parent Common Stock have become subject to issuance under the Parent Stock Plans. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, including the Parent Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.06, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

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(ii) Other than the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

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Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of a simple majority of the outstanding shares of the Parent Common Stock to the Parent Stock Issuance (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) subject to obtaining the Requested Parent Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Nevada Secretary, pursuant to the NRS; (ii) the filing with the SEC of (A) the Joint Proxy/Information Statement in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act and other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Board Approval.

(i) The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of the Parent Stock Issuance (collectively, the “Parent Board Recommendation”).

(ii) The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

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Section 4.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

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(c) Undisclosed Liabilities. The unaudited balance sheet of Parent dated as of March 31, 2023 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Nasdaq Compliance. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

Section 4.06 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries are and, since January 1, 2021, have been in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2021, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2021, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.07 Litigation. There is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to be, individually or in the aggregate, material to Parent. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.08 Brokers. Except for fees payable to the Financial Advisor, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.09 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy/Information Statement will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy/Information Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub.

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Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.11 Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

Section 4.13 Anti-Corruption Matters. Since its formation, none of the Parent, its Subsidiaries, nor any director, officer or, to the Knowledge of the Parent, employee or agent of the Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since June 5, 2020, the Company has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.14 Sanctions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent, none of the Parent, its Subsidiaries, or, to the Parent’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Parent, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

Section 4.15 Healthcare Matters.

(a) The Parent and its Subsidiaries are, and since the formation of Parent, have been, operating in compliance in all material respects with applicable Healthcare Laws. To the knowledge of the Company, no referral source of the Parent nor its Subsidiaries maintains, or since the formation of Parent has maintained, an ownership interest in, or compensation arrangement with, any Parent Affiliate in violation of the Healthcare Laws.

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(b) The Parent and its Subsidiaries (i) are currently and have been qualified in all respects (to the extent such qualification is required by applicable Healthcare Laws) for participation in all Payment Programs from which the Parent or its Subsidiaries receive reimbursement since the formation of Parent, and (ii) have a provider agreement, provider number or other contract with such Payment Programs (each, a “Provider Agreement”). Since the formation of Parent, each of the Parent and its Subsidiaries has filed timely and accurately in all material respects all claims and other reports required to be filed with respect to all Payment Programs (“Payment Program Claims”). All such Payment Program Claims and reports are true and correct as of the date of this Agreement. The billing and documentation practices of the Parent and its Subsidiaries, their employees and, to the knowledge of the Parent, its contractors have been in compliance with all applicable Healthcare Laws and Payment Programs, and Parent and its Subsidiaries have not billed or received any payment or reimbursement in excess of allowed amounts pursuant to applicable Healthcare Laws (other than routine and immaterial refunds, offsets and adjustments made in the ordinary course of business). The Parent and its Subsidiaries have paid or caused to be paid since the formation of the Parent all known and undisputed refunds, overpayments or adjustments that have become due, and have done so timely in compliance in all material respects with Payment Program requirements and Healthcare Laws. As of the date hereof and since the formation of the Parent, none of the Parent or its Subsidiaries have had any reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Entity or a mediator or arbitrator engaged pursuant to any Payment Program. As of the date hereof and since the formation of the Parent, except as set forth on Section 4.15(b) of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries has received any notice, whether final or not, of denial of material payment, recoupment, or overpayment or notice of imposition of any penalty or fine from any Payment Program, nor has the Parent or any of its Subsidiaries received any reimbursement from a Payment Program for services rendered in excess of amounts allowed that has not been returned in accordance with Payment Program requirements or Healthcare Laws.

(c) None of the Parent, any Subsidiary, nor any officer, manager or, to the knowledge of the Company, other employee of the Parent or any Subsidiary: (i) has received written or oral notice of any pending or, to the knowledge of the Parent, threatened Action from the U.S. Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services (“CMS”), the HHS Office of Inspector General (“OIG”), the HHS Office for Civil Rights, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, State Attorneys General, any State Medicaid Agency, any Payment Program, any contractor, fiscal agent, carrier, or fiscal intermediary of any Payment Program or any other applicable Governmental Entity, or any qui tam relator, alleging that any operation or activity of any of the Parent, its Subsidiaries or their officers, managers, employees, or contractors has been or is in violation of any applicable Healthcare Law (collectively, “Healthcare Action”), and no such Healthcare Action currently exists; (ii) has received any search warrant, subpoenas or civil investigative demands or similar requests for information regarding a potential violation of any applicable Healthcare Law; (iii) is or has been a party to a corporate integrity agreement, or is or has been subject to any reporting obligations pursuant to a settlement agreement, monitoring agreement, consent decree, order or other similar agreement or remedial measure entered into with any Governmental Entity; or (iv) has made any filings pursuant to CMS’ Self-Referral Disclosure Protocol or the OIG’s Self-Disclosure Protocol.

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(d) The Parent, its Subsidiaries and their directors, officers, managers, employees and, to the knowledge of the Parent, contractors currently hold and have at all times held all Healthcare Permits that are required in order to conduct their respective businesses and operations as currently being conducted and all such Healthcare Permits are set forth on Section 4.15(d) of the Parent Disclosure Letter and are in full force and effect as of the date hereof. Since the formation of the Parent, neither the Parent nor any Subsidiary has received any written notice from any Governmental Entity or accrediting organization regarding any actual or threatened revocation, suspension, or cancellation of, or any material breach or default under or relating to, any Healthcare Permit. The Parent, its Subsidiaries, and their employees and contractors as applicable, have timely and accurately filed in all material respects all applications, reports, notifications and submissions with, and have paid all regulatory fees to, each applicable Governmental Entity and accrediting organization necessary to obtain and maintain each required Healthcare Permit.

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, except as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

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(c) issue, sell, pledge, dispose of, or encumber any Company Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(e) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(f) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(g) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(h) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(i) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(j) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(k) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(l) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(m) adopt or implement any stockholder rights plan or similar arrangement; or

(n) enter into any agreement that restricts the ability of the Company to engage or compete in any line of business or that obligates the Company to grant exclusive or preferential rights or “most favored nation” status to any Person, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter a new line of business; or

(o) agree or commit to do any of the foregoing.

Section 5.02 Conduct of the Business of Parent. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Letter, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend its Charter Documents;

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(b) (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(e) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent of any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(f) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(g) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet (or most recent consolidated balance sheet included in the Parent SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Parent or its Subsidiaries;

(h) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

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(i) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(j) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Parent or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(k) adopt or implement any stockholder rights plan or similar arrangement; or

(l) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(m) agree or commit to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality.

(a) Parent Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Company Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Parent shall, and shall cause its Subsidiaries to, afford to Company and Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Parent or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Parent and its Subsidiaries, and the Parent shall, and shall cause its Subsidiaries to, furnish promptly to Company such other information concerning the business and properties of the Parent and its Subsidiaries as Company may reasonably request from time to time. Neither the Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) Confidentiality. Except as provided in Section 5.08, none of Parent, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder or the rules of any applicable national exchange), in which case Parent or Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 5.03(c), each Party and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, members, managers and investors without the consent of any other Party; and provided, further, that subject to Section 5.03(a)-(b) and this Section 5.03(c), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

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Section 5.04 No Solicitation.

(a) Takeover Proposal. Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall direct and cause their respective Subsidiaries and their or their respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board or Parent Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or Parent, as applicable, or any of their respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change. The Company on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries and their and their Subsidiaries’ Representatives (if any) to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company, on the one hand, or the Parent or its Subsidiaries, on the other hand, whether or not such Representative is purporting to act on behalf of the applicable party or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the applicable party.

(b) Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, on the one hand, and prior to the receipt of the Requisite Parent Vote, the Parent Board, on the other hand, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board or Parent Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to the other party); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board or Parent Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board or Parent Board, as applicable, from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the party determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

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(c) Notification to Parent. The Company Board, on the one hand, and the Parent Board, on the other hand, shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. The Company, on the one hand, and Parent, on the other hand, shall notify the other party promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by such party (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party. In such notice, such party shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Such party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Such party shall provide the other party with at least 48 hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of such party’s board of directors or committee thereof) at which such party’s board of directors, or any committee thereof, is reasonably expected to consider any Takeover Proposal.

(d) Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04; and (ii) the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04, in each case, if (A) such party promptly notifies the other party, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such party intends to enter into an Acquisition Agreement, (B) subject to the non-recommending party hereto approving and entering into a confidentiality agreement satisfactory to the recommending party hereto (such approval and entry not to be unreasonably withheld, conditioned or delayed), such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) such party shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

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Section 5.05 Preparation of Joint Proxy/Information Statement and Form S-4.

(a) Joint Proxy/Information Statement and Form S-4. In connection with the Company Stockholders Meeting and Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy/Information Statement and Parent shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy/Information Statement). The Company and Parent shall each use its commercially reasonable efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its reasonable best efforts to: (A) cause the Joint Proxy/Information Statement to be mailed to the Company’s stockholders and Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy/Information Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b) Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy/Information Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy/Information Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy/Information Statement, as applicable, and to cause the Form S-4 or Joint Proxy/Information Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Parent Common Stock, in each case as and to the extent required by applicable Law.

(c) SEC Comments. Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy/Information Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Joint Proxy/Information Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Company Common Stock or Parent Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy/Information Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy/Information Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

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Section 5.06 Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a) Parent Stockholders Meeting. Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Parent shall mail the Joint Proxy/Information Statement to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.04 hereof, the Joint Proxy/Information Statement shall include the Parent Board Recommendation. Subject to Section 5.04 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stock Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Parent to comply with applicable Law). Parent shall use its commercially reasonable efforts to cooperate with Company to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(b) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.07 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.07 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.07 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

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Section 5.08 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is six months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company on the date of this Agreement.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Employees Not Third-Party Beneficiaries. This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

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Section 5.09 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(c) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

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Section 5.10 Certain Assurances.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries (if any) to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

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(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.10(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within twenty Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.10(c) hereof, use their commercially reasonable efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company shall not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

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Section 5.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.11 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Company, a Company Adverse Recommendation Change issued or made in compliance with Section 5.04, (ii) in the case of the Parent, a Parent Adverse Recommendation Change issued or made in compliance with Section 5.04; (iii) any other disclosures issued or made in compliance with Section 5.04; or (iv) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.11.

Section 5.12 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such commercially reasonable actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

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(a) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b) any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 5.14 Stock Exchange Matters.

(a) Listing of Parent Common Stock. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options and Parent Restricted Shares; in each case, to be issued pursuant to Section 2.06) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b) Delisting; Deregistration of Company Common Stock. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of FINRA to enable the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.15 Certain Tax Matters. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

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Section 5.17 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. The Parent Stock Issuance will have been approved by the Requisite Parent Vote.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) Regulatory Approvals. All waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

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(f) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.05(a) and Section 3.10) (collectively, the “Company Specified Representations”)), set forth in ARTICLE III of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Company Material Adverse Effect.

(ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

(iii) the Company Specified Representation shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e) Due Diligence. Parent shall have completed its due diligence of the Company to its full satisfaction.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10 (collectively, the “Parent Specified Representations”)) set forth in ARTICLE IV of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitations set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02(a) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

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(iii) the Parent Specified Representations shall be true and correct (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Due Diligence. Company shall have completed its due diligence of the Parent and its Subsidiaries to its full satisfaction.

(f) Liens. A release from any and all “all assets” liens outstanding on the assets of the Parent.

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

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(a) if the Merger has not been consummated on or before October 15, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) if the Parent Stock Issuance has been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting, the Parent Board authorizes Parent, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal;

(b) if: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

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(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement;

(b) if: (i) a Parent Adverse Recommendation Change shall have occurred or Parent shall have approved or adopted, or recommended the approval or adoption of, any Parent Acquisition Agreement; or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(c), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

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Section 7.06 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with the Form S-4.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the party with any of the provisions of Section 5.04.

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“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.01(d).

“Business Day” means any day, other than Saturday, Sunday, or any day on which SEC or banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(d).

“Certificates of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

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“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Joint Proxy/Information Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(c).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.08(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

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“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company operates; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conduct its business.

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“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or exclusively licensed by the Company.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Company Series C-1 Convertible Preferred Stock” shall mean the Series C-1 Convertible Preferred Stock of the Company, par value $0.0001 per share.

“Company Shares” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” has the meaning set forth in Section 2.06(a).

“Company Stock Plans” means the following plans, in each case as amended: Theralink Technologies, Inc. 2022 Equity Incentive Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Consent” has the meaning set forth in Section 3.03(c).

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“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shareholder” has the meaning set forth in Section 2.08.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

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“Exchange Ratio” means the ratio which results from dividing one share of Company Common Stock by the portion of a share of Parent Common Stock issuable for such share as finally determined in accordance with Section 2.01(b) on the Effective Date.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy/Information Statement and Form S-4, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement.

“Financial Advisor” has the meaning set forth in Section 3.10.

“Form S-4” has the meaning set forth in Section 3.17.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.10(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Action” has the meaning set forth in Section 4.15(c).

“Healthcare Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, codes applicable to laboratories, health care billing companies, providers and facilities; Payment Programs laws, regulations, laboratory requirements, conditions of participation, contracts, standards, program manuals, policies, rules, procedures, published interpretations, and guidance and other requirements pertaining to coding, coverage, reimbursement, claims submission, billing and collections; and accreditation standards of any accrediting organization that has issued any of the Company’s or its contractors’ or employees’ accreditations. Healthcare Laws include, without limitation, the following laws: the Medicare statute (42 U.S.C. §§ 1395-1395hhh) and its implementing regulations, including the Federal Physician Self-Referral Law (42 U.S.C. § 1395nn) and its implementing regulations (42 C.F.R. Part 411); the Medicaid statute (42 U.S.C. §§ 1396-1396v) and the state Medicaid plan, Medicaid waiver program requirements, and state laws, rules, regulations, policies, and guidance of any applicable state Medicaid program; the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the federal False Claims Act (31 U.S.C. §§ 3729-3733); the federal Administrative False Claims Law (42 U.S.C. §1320a-7b(b)); the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8) and its implementing regulations (“HIPAA”); and the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.) and its implementing regulations (“HITECH”); the Federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.); the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); the Public Health Service Act (42 U.S.C. §§ 201-291n); federal, state, and local laws, rules, regulations, and ordinances pertaining to (i) licensure, certification, registration or operation of laboratories or health care providers, services, or equipment, including without limitation the Clinical Laboratory Improvement Amendments and implementing regulations and (ii) fee-splitting, patient brokering, the corporate practice of medicine, state physician self-referral prohibitions, and state anti-kickback laws.

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“Healthcare Permits” means all applicable approvals, accreditations, certificates, clearances, authorizations, licenses, permits, and registrations required by HHS, CMS, FDA, Payment Programs, accrediting organizations, and any other Governmental Entity to conduct the business of the Group Companies in compliance with Healthcare Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy/Information Statement” has the meaning set forth in Section 3.17.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent’s Disclosure Letter; in each case, after due inquiry.

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“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub Common Stock” has the meaning set forth in Section 2.01(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nasdaq” has the meaning set forth in Section 2.01(f).

“NRS” has the meaning set forth in Section 1.01.

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“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Joint Proxy/Information Statement that is mailed to the Parent’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(c).

“Parent Benefit Plans” has the meaning set forth in Section 5.08(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent Material Adverse Effect” means any Effect that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards (iv) acts of war or terrorism, or the escalation thereof, (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

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“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Parent Stock Issuance.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

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“Parent Stock Plans” means the following plans, in each case as amended: IMAC Holdings, Inc. 2018 Incentive Compensation Plan.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“Payment Program Claims” has the meaning set forth in Section 4.15(b).

“Payment Programs” means any health care plan or program (i) in which Parent, any of its Subsidiaries or patient or client of the Parent or any of its Subsidiaries participates or (ii) to which any of the Parent or its Subsidiaries submits bills or claims for payment, each of (i) and (ii) including without limitation Medicare, Medicaid, TriCare, CHAMPUS, and any private or commercial health insurance, or employer self-funded health care payment program.

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

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“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.03(c).

“Series A Merger Consideration” has the meaning set forth in Section 2.01(c).

“Series C-1 Merger Consideration” has the meaning set forth in Section 2.01(c).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

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“Takeover Proposal” means with respect to the Company or Parent, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

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Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the date of this Agreement

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The phrases “material to the Company” and “material to Parent” shall refer to materiality relating to the Company or Parent, as applicable, and to the business of the Company or of Parent, as applicable.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

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Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

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Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	IMAC Holdings, Inc. 3401 Mallory Lane, Suite 100 Franklin, Tennessee 37067 Attention: Jeff Ervin Email: jeff@imacholdings.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Spencer G. Feldman Email: SFeldman@olshanlaw.com

If to the Company, to:	Theralink Technologies, Inc. 15000 W. 6th Avenue, Suite 400 Golden, CO 80401 Attention: Michael Ruxin, MD Email:mick.ruxin@theralink.com
with a copy (which will not constitute notice to the Company) to:	K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33131 Attention: Clayton Parker Email: clayton.parker@klgates.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

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Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.06, and (c) the rights of the Indemnified Parties as set forth in Section 5.09.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

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(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THERALINK TECHNOLOGIES, INC.

By:	/s/ Mick Ruxin, M.D.
Name:	Mick Ruxin, M.D.
Title:	President & CEO

IMAC HOLDINGS, INC.

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	CEO

IMAC MERGER SUB, INC.

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	CEO

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